Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and supplementary consolidated financial statement schedule of McKesson Corporation, and management’s report on the effectiveness of internal control over financial reporting dated May 9, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of two new accounting standards), appearing in the Annual Report on Form 10-K of McKesson Corporation for the fiscal year ended March 31, 2007.
/s/ Deloitte & Touche LLP
San Francisco, California
November 5, 2007